US Ecology Announces Second Quarter 2014 Results

2014 Guidance Raised on Acquisition of EQ -- The Environmental Quality Company

BOISE, ID -- (Marketwired - August 06, 2014) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter and six-months ended June 30, 2014.

For the second quarter of 2014, net income was $6.9 million, or $0.32 per diluted share, down from $7.2 million, or $0.39 per diluted share, in the second quarter of 2013. Excluding foreign currency translation losses and business development expenses, adjusted earnings per diluted share grew to $0.47 in the second quarter of 2014, up from $0.44 in the second quarter of 2013. Total shares outstanding were 21.6 million at June 30, 2014 and reflect 3.0 million shares issued in December 2013.

Results for the second quarter of 2014 include the operations of EQ Holdings, Inc. ("EQ"), an integrated environmental services company, as of June 17, 2014 and reflects $5.1 million in pre-tax business development costs ($4.0 million after tax, or $0.19 per share) associated with the acquisition. We estimate that EQ's operations contributed approximately $0.02 of earnings per diluted share in the second quarter of 2014. EQ was acquired for a total purchase price of $465.9 million which is subject to post-closing adjustments based on agreed upon working capital requirements. The purchase was funded through a combination of cash on hand and borrowings under a new $415.0 million term loan.

Operating income for the second quarter of 2014 was $11.0 million, down 11% from $12.4 million in the second quarter last year. Adjusted EBITDA for the second quarter of 2014 was $17.1 million, up 1% from $16.9 million in the same period last year. Both operating income and adjusted EBITDA for the second quarter of 2014 include the $5.1 million of acquisition related costs noted above. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the second quarter of 2014 was $66.0 million, up 44% from $45.8 million in the same quarter last year. EQ contributed $14.6 million of revenue for the 13 days following the acquisition. Treatment and disposal ("T&D") revenue (excluding EQ) increased 13% from the same period in the prior year, reflecting a 26% increase in project-based Event Business. Transportation revenue (excluding EQ) increased 12% from the same quarter in the prior year. Recurring Base Business revenue (excluding EQ) for the second quarter of 2014 increased 4% compared to the second quarter of 2013.

For the legacy US Ecology business, total quarterly waste volume disposed or processed was 289,000 tons in the second quarter of 2014, up 14% from 253,000 tons in the second quarter of 2013. Average selling price ("ASP") for the second quarter of 2014 (excluding EQ) was unchanged compared to the same quarter last year.

For the second quarter of 2014, gross profit was $25.2 million, up 33% from $18.9 million in the second quarter of 2013. EQ contributed $4.0 million of gross profit for the 13 days following the acquisition. Total gross margin (excluding EQ) was 41% for both the second quarter of 2014 and 2013. T&D gross margin (excluding EQ) for the second quarter of 2014 was 49%, consistent with the same period last year.

Selling, general and administrative ("SG&A") expense for the second quarter of 2014 was $14.2 million compared with $6.5 million in the same quarter last year primarily reflecting $5.1 million of business development expenses related to the EQ acquisition and $2.4 million of SG&A expenses associated with EQ operations. The remaining increase reflects higher labor costs and variable compensation.

Interest expense for the second quarter of 2014 was $858,000, up from $222,000 in the second quarter of 2013, primarily reflecting interest expense on borrowings under the Company's new $415.0 million term loan supporting the EQ acquisition.

The Company's effective income tax rate for the second quarter of 2014 was 38.2%, up from 35.0% for the second quarter of 2013. This increase primarily reflects non-deductible business development expenses associated with the EQ acquisition, partially offset by a higher proportion of earnings from our Canadian operations, which are taxed at a lower corporate tax rate.

"Continued operational excellence across US Ecology's facilities delivered strong quarterly financial results," commented President and Chief Executive Officer, Jeff Feeler. "Increased waste volumes and revenues were driven by strong project-based Event Business and continued growth in our recurring Base Business. With the addition of EQ, our portfolio of high quality treatment and disposal assets has been expanded geographically while new complementary front-end field and industrial services have been added. Together our management team is actively engaged in integrating and unlocking the potential of this unique combination of assets."

Year-To-Date Results

Total revenue for the first six months of 2014 was $119.4 million, up 35% from $88.7 million for the first six months of 2013. EQ contributed $14.6 million of revenue for the 13 days following the acquisition. T&D revenue (excluding EQ) increased 18% for the first six months of 2014 compared to the first six months of 2013, reflecting a 43% increase in project-based Event Business. Recurring Base Business revenue (excluding EQ) for the first six months of 2014 increased 4% compared to the first six months of 2013. Transportation revenue (excluding EQ) increased 20% for the first six months of 2014 compared to the first six months of 2013.

Total waste volume disposed or processed was 584,000 tons (excluding EQ) in the first six months of 2014, up 23% from 476,000 tons in the first six months of 2013. Average selling price ("ASP") for the first six months of 2014 (excluding EQ) decreased 3% compared to the same quarter last year as a result of service mix.

Gross profit for the first six months of 2014 was $47.4 million, up 38% from $34.3 million for the first six months of 2013. EQ contributed $4.0 million of gross profit for the 13 days following the acquisition. Total gross margin (excluding EQ) was 41% for the first six months of 2014, compared with 39% for the first six months of 2013. T&D gross margin (excluding EQ) for the first six months of 2014 was 49%, up from 46% for the first six months of 2013.

SG&A expense for the first six months of 2014 was $20.9 million compared with $12.2 million for the first six months of 2013. SG&A expense for the first six months of 2014 includes $5.3 million of business development expenses related to the EQ acquisition and $2.4 million of EQ SG&A expenses for the 13 days following the acquisition. The remaining increase reflects higher labor costs and variable compensation and other administrative expenses supporting increased business activity.

Operating income increased 20% for the first six months of 2014 to $26.5 million from $22.1 million for the first six months of 2013. Operating income for the first six months of 2014 includes $5.3 million of EQ acquisition related costs.

Interest expense in the first six months of 2014 was $944,000, up from $443,000 in the first six months of 2013, primarily reflecting interest expense on borrowings under the Company's new $415.0 million term loan.

Adjusted EBITDA for the first six months of 2014 was $37.4 million, 21% above the $30.8 million for the same period last year. A reconciliation of net income to adjusted EBITDA is attached as Exhibit A to this release.

The Company's effective income tax rate for the first six months of 2014 was 36.9%, up from 35.9% for the first six months of 2013. This increase reflects non-deductible business development expenses associated with the EQ acquisition, partially offset by a higher proportion of earnings from our Canadian operations which are taxed at a lower corporate tax rate.

Net income for the first six months of 2014 was $16.2 million, or $0.75 per diluted share, up from $12.6 million, or $0.68 per diluted share, in the first six months of 2013. We estimate that EQ contributed approximately $0.02 of earnings for the first six months of 2014. Excluding foreign currency translation losses and business development expenses, adjusted earnings per diluted share grew 24% to $0.94 in the first six months of 2014, up from $0.76 in the first six months of 2013. A reconciliation of earnings per diluted share to adjusted earnings per diluted share is attached as Exhibit A to this release.

2014 Outlook

"Based on our strong first half performance, the addition of EQ, and our current outlook for the combined business for the balance of 2014, we are increasing our full year adjusted earnings per share guidance to a range of $1.70 to $1.80 per share and adjusted EBITDA to range of $100 million to $110 million," commented Feeler. "This compares to our previous guidance of $1.60 to $1.70 per share of adjusted diluted earnings and $74 to $78 million of adjusted EBITDA." Estimates exclude foreign currency translation gains or losses and business development and integration expenses.

"Base Business is expected to continue delivering mid-single digit revenue growth for the balance of the year on strong industrial production," commented Feeler. "Event business remains stable with solid second half volumes expected from projects currently shipping or under contract. The pipeline for new projects has softened slightly in recent months relative to stronger-than-typical first half activity. We continue to identify new opportunities as we go through the integration process and we remain excited about the potential represented by the combined US Ecology-EQ team and assets."

Dividend

On July 1, 2014, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on July 21, 2014. The $3.9 million dividend was paid on July 28, 2014. As previously announced, we do not expect the acquisition of EQ to affect the Company's dividend policy.

Conference Call

US Ecology, Inc. will hold an investor conference call on Thursday, August 7, 2014 at 9:00 a.m. Eastern Daylight Time (7:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing (866) 825-1709 or (617) 213-8060 and using the passcode 12600771. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through August 14, 2014 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 27759159. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and customer service, enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information visit www.usecology.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Such statements may include, but are not limited to, statements about the Company's ability to integrate its acquisition of EQ--The Environmental Quality Company (EQ), expected synergies from the transaction, projections of the financial results of the combined company and other statements that are not historical facts. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by US Ecology, EQ and their respective subsidiaries, conditions affecting our customers and suppliers, competitor responses to our products and services, the overall market acceptance of such products and services, the integration and performance of acquisitions (including the acquisition of EQ) and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2013 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close, integrate and realize anticipated synergies from future acquisitions, which can be impacted by the failure of the acquired company to achieve anticipated revenues, earnings or cash flows, assumption of liabilities that exceed our estimates, potential compliance issues, diversion of management's attention or other resources from our existing business, risks associated with entering product / service areas in which we have limited experience, increases in working capital investment, unexpected capital expenditures, potential losses of key employees and customers of the acquired company and future write-offs of intangible and other assets, including goodwill, if the acquired operations fail to generate sufficient cash flows.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                     Three Months Ended   Six Months Ended
                                          June 30,            June 30,
                                     ------------------  ------------------
                                       2014      2013      2014      2013
                                     --------  --------  --------  --------

Revenue                              $ 66,024  $ 45,777  $119,378  $ 88,676
Direct operating costs                 31,400    19,759    54,021    40,843
Transportation costs                    9,377     7,090    17,990    13,523
                                     --------  --------  --------  --------

Gross profit                           25,247    18,928    47,367    34,310

Selling, general and administrative
 expenses                              14,225     6,519    20,861    12,245
                                     --------  --------  --------  --------
Operating income                       11,022    12,409    26,506    22,065

Other income (expense):
  Interest income                          39         2        83         7
  Interest expense                       (858)     (222)     (944)     (443)
  Foreign currency gain (loss)            743    (1,193)     (197)   (2,131)
  Other                                   166        94       252       191
                                     --------  --------  --------  --------
    Total other expense                    90    (1,319)     (806)   (2,376)

Income before income taxes             11,112    11,090    25,700    19,689
Income tax expense                      4,247     3,880     9,474     7,073
                                     --------  --------  --------  --------
Net income                           $  6,865  $  7,210  $ 16,226  $ 12,616
                                     ========  ========  ========  ========

Earnings per share:
  Basic                              $   0.32  $   0.39  $   0.75  $   0.69
  Diluted                            $   0.32  $   0.39  $   0.75  $   0.68

Shares used in earningsper share
 calculation:
  Basic                                21,528    18,401    21,503    18,362
  Diluted                              21,667    18,483    21,632    18,446

Dividends paid per share (1)         $   0.18  $   0.18  $   0.36  $   0.18
                                     ========  ========  ========  ========

(1) First quarter 2013 dividend was accelerated and paid in December 2012

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                         June 30, 2014    December 31, 2013
                                       -----------------  -----------------
Assets

Current Assets:
  Cash and cash equivalents            $          13,797  $          73,940
  Receivables, net                               128,345             43,636
  Prepaid expenses and other current
   assets                                         12,681              3,612
  Income tax receivable                            7,193                  -
  Deferred income taxes                            5,327              1,340
                                       -----------------  -----------------
    Total current assets                         167,343            122,528

Property and equipment, net                      221,146            114,859
Restricted cash and investments                    5,723              4,097
Intangible assets, net                           286,391             36,832
Goodwill                                         212,524             21,693
Other assets                                      12,258                547
                                       -----------------  -----------------
Total assets                           $         905,385  $         300,556
                                       =================  =================

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                     $          23,381  $           7,277
  Deferred revenue                                 9,427              8,870
  Accrued liabilities                             32,912              8,691
  Accrued salaries and benefits                   11,175              6,957
  Income tax payable                               1,469              4,428
  Current portion of closure and post-
   closure obligations                             5,338                949
  Current portion of long-term debt                4,002                  -
                                       -----------------  -----------------
    Total current liabilities                     87,704             37,172

Long-term closure and post-closure
 obligations                                      53,250             16,519
Long-term debt                                   409,961                  -
Other long-term liabilities                        1,288                 69
Unrecognized tax benefits                            487                480
Deferred income taxes                            110,454             14,778
                                       -----------------  -----------------
  Total liabilities                              663,144             69,018

Contingencies and commitments

Stockholders' Equity
  Common stock                                       216                215
  Additional paid-in capital                     164,926            162,830
  Retained earnings                               79,073             70,597
  Treasury stock                                    (267)              (319)
  Accumulated other comprehensive loss            (1,707)            (1,785)
                                       -----------------  -----------------
    Total stockholders' equity                   242,241            231,538
                                       -----------------  -----------------
Total liabilities and stockholders'
 equity                                $         905,385  $         300,556
                                       =================  =================

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                    Six Months Ended
                                                        June 30,
                                             ------------------------------
                                                  2014            2013
                                             --------------  --------------
Cash Flows From Operating Activities:
  Net income                                 $       16,226  $       12,616
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization of
     property and equipment                           8,417           7,071
    Amortization of intangible assets                 1,215             729
    Accretion of closure and post-closure
     obligations                                        716             613
    Unrealized foreign currency loss                    323           2,400
    Deferred income taxes                             2,095          (1,665)
    Share-based compensation expense                    525             363
    Unrecognized tax benefits                             7               7
    Net loss on sale of property and
     equipment                                           14              10
    Changes in assets and liabilities:
      Receivables                                     4,661            (682)
      Income tax receivable                          (3,426)           (787)
      Other assets                                     (418)           (563)
      Accounts payable and accrued
       liabilities                                   (2,347)         (1,583)
      Deferred revenue                               (2,349)          1,594
      Accrued salaries and benefits                  (1,772)         (2,386)
      Income tax payable                             (3,024)            582
      Closure and post-closure obligations             (364)           (621)
                                             --------------  --------------
        Net cash provided by operating
         activities                                  20,499          17,698

Cash Flows From Investing Activities:
  Business acquisition, net of cash acquired       (465,895)              -
  Purchases of property and equipment                (8,658)        (12,530)
  Purchases of restricted cash and
   investments                                          (30)              -
  Proceeds from sale of property and
   equipment                                             19              52
                                             --------------  --------------
        Net cash used in investing
         activities                                (474,564)        (12,478)

Cash Flows From Financing Activities:
  Proceeds from term loan                           413,962               -
  Dividends paid                                     (7,750)         (3,314)
  Proceeds from stock option exercises                1,420           2,110
  Payments on reducing revolving line of
   credit                                                 -         (10,000)
  Proceeds from reducing revolving line of
   credit                                                 -           8,000
  Deferred financing costs paid                     (14,001)           (185)
  Other                                                 205             261
                                             --------------  --------------
        Net cash provided by (used in)
         financing activities                       393,836          (3,128)

Effect of foreign exchange rate changes on
 cash                                                    86            (230)

Increase (decrease) in cash and cash
 equivalents                                        (60,143)          1,862

Cash and cash equivalents at beginning of
 period                                              73,940           2,120
                                             --------------  --------------

Cash and cash equivalents at end of period   $       13,797  $        3,982
                                             ==============  ==============

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three and six months ended June 30, 2014 and 2013:

                                     Three Months Ended   Six Months Ended
(in thousands)                            June 30,            June 30,
                                     ------------------  ------------------
                                       2014      2013      2014      2013
                                     --------  --------  --------  --------

Net Income                           $  6,865  $  7,210  $ 16,226  $ 12,616
  Income tax expense                    4,247     3,880     9,474     7,073
  Interest expense                        858       222       944       443
  Interest income                         (39)       (2)      (83)       (7)
  Foreign currency (gain)/loss           (743)    1,193       197     2,131
  Other income                           (166)      (94)     (252)     (191)
  Depreciation and amortization of
   plant and equipment                  4,579     3,632     8,417     7,071
  Amortization of intangible assets       862       362     1,215       729
  Stock-based compensation                255       218       525       363
  Accretion and non-cash adjustments
   of closure & post-closure
   obligations                            386       306       716       613
                                     --------  --------  --------  --------
Adjusted EBITDA                      $ 17,104  $ 16,927  $ 37,379  $ 30,841
                                     ========  ========  ========  ========

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development costs divided by the number of diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and six months ended June 30, 2014 and 2013:

(in thousands,
 except per        Three Months Ended June 30,    Six Months Ended June 30,
 share data)
                 ------------------------------ ----------------------------
                       2014            2013          2014           2013
                 ---------------  ------------- -------------- -------------

                           per             per             per          per
                           share          share          share         share
Net income /
 earnings per
 diluted share   $ 6,865  $ 0.32  $ 7,210 $0.39 $16,226  $0.75 $12,616 $0.68

Business
 development
 costs, net of
 tax               4,039    0.19        -     -   4,202   0.19       -     -
Non-cash foreign
 currency
 (gain)/loss,
 net of tax         (762)  (0.04)     854  0.05     (56)     -   1,449  0.08
                 -------  ------  ------- ----- -------  ----- ------- -----

Adjusted net
 income /
 adjusted
 earnings per
 diluted share   $10,142  $ 0.47  $ 8,064 $0.44 $20,372  $0.94 $14,065 $0.76
                 =======  ======  ======= ===== =======  ===== ======= =====

Shares used in
 earnings per
 diluted share
 calculation      21,667           18,483        21,632         18,446
                 =======          =======       =======        =======

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com